Exhibit 99.B(h)(7)(D)

Contract Number	LA-10300DL

SERVICES AGREEMENT

This Agreement is made effective as of March 1, 2000 between Interactive Data Corporation with a principal place of business at 22 Crosby Drive, Bedford, MA 01730 (“Interactive”) and

Pilgrim Investments, Inc.

40 North Central Avenue, Suite 1200

Phoenix, AZ 85004-4424                                                                                                                         (the “Customer”).

Interactive agrees to provide, as available, the services set forth on the Schedule(s) referencing this Agreement (the “Services”) under the following terms and conditions:

1. The Services

(a) The Services that Customer may elect to receive include electronic data processing, microcomputer resident software, data access, selected or bulk delivery of data, funds evaluation services, contract programming, consulting, and technical assistance.

The Services include the services set forth on the Schedule(s), and any provision by Interactive of delivery, or documentation thereof. The data and information that Customer may elect to access or receive includes securities pricing and descriptive data, fundamental data, economic data, and evaluations of securities. “Evaluation” shall mean a mathematically derived approximation of estimated value and not the transaction price at which an investment can be purchased or sold in the market, because no evaluation can correspond to or approximate the actual market price which could be obtained by the Customer on any given day for any particular security. Evaluations are based upon certain market assumptions and evaluation methodologies reflected in proprietary algorithms, and may not conform to trading prices or information available from third parties. Evaluations are sometimes referred to as “pricing services” solely for the convenience of reference.

(b) As set forth on the applicable Schedule, access to, or delivery or transmission of Services shall be made to or from Customer’s computer system (“Computer”) at the address set forth on the applicable Schedule. Any physical medium on which the Services are provided (“Media”), such as any reel of magnetic tape, furnished by Interactive to Customer hereunder shall be returned to Interactive not later than fifteen (15) business days from the date the Media was created by Interactive; otherwise title to such Media (but not any data, information, or computer software thereon) shall pass to Customer, and Customer shall pay Interactive’s then current charge therefor.

(c) This Agreement is subject to any requirements of Interactive’s data suppliers under Interactive’s agreements with such data suppliers, including those requirements which may be imposed from time to time. Interactive’s agreement to make any data available to Customer under this Agreement that is provided to Interactive by third party data suppliers is expressly conditioned on the effectiveness of Interactive’s agreements with such data suppliers. Interactive shall no longer make such data available to Customer upon termination of the license granted by such data suppliers to Interactive to distribute such data.

2. Charges, Taxes, and Billing

(a) Customer agrees to pay all charges within thirty days of receipt of Interactive’s invoice therefor, without any set off. Charges shall begin to accrue as of the Commencement Date set forth on the applicable Schedule. After the first twelve (12) months that a Service is provided under this Agreement, all charges, terms, and conditions are subject to change by Interactive; provided: (i) Interactive gives thirty (30) days prior written notice, and (ii) Customer may terminate that Schedule by written notice received by Interactive at least two (2) weeks prior to the effective date of such change. Notwithstanding any other provision, Interactive reserves the right to pass through to Customer any third party supplier change in cost; provided such a change is passed through no more than once in any calendar year for any Service.

(b) Customer shall pay all taxes, exchange user fees, or amounts equal to all taxes, however designated or levied, based on Interactive’s charges, the services provided hereunder or otherwise arising out of this Agreement, exclusive of taxes based on Interactive’s income.

(c) Any applicable additional site or additional application discount is in effect only while Customer subscribes to such Service at the same or greater frequency for some other site and application at full retail price.

3. Change in Services

(a) Either party may terminate a Service effective on the first day of the month of each anniversary of the Commencement Date set forth on the applicable Schedule by giving the other party at least thirty (30) days prior written notice of termination.

(b) FT Interactive may change the content, format, medium, or means of access to or delivery of the Services by at least sixty (60) days prior written notice to Customer. If such change would result in a material adverse effect on the functionality of the Services as then used by the Customer, Customer may terminate the Services by not less than two (2) weeks written notice prior to the effective date of the change.

4. No Warranties

FT INTERACTIVE AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER, OTHER THAN AS SET FORTH IN SECTION 9.

5. Limitation on Liability

(a) The Services provided hereunder are obtained or derived by FT Interactive from sources, in a manner that FT Interactive, using commercially reasonable resources, has reason to believe are reliable, such as pricing services, standard financial periodicals or publications, newspapers, brokers, dealers, underwriters and securities exchanges. While FT Interactive shall exercise good faith in delivering the Services, FT Interactive’s or its suppliers’ liability and Customer’s remedy for any form of action shall not exceed one-half of the fees paid under the applicable Schedule during the twelve (12) calendar months preceding the alleged injury or damage. FT Interactive and its suppliers shall have no liability to Customer, or a third party, for errors, omissions or malfunctions in the Services, other than the obligation of FT Interactive to endeavor, upon receipt of notice from Customer, to correct a malfunction, error, or omission in any Services.

(b) Customer acknowledges that the Services are intended for use as an aid to institutional investors, registered brokers or professionals or similar sophistication in making informed judgments concerning securities.

Customer accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of any of the Services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(c) Customer shall indemnify FT Interactive and its suppliers against and hold FT Interactive harmless from any and all losses, damages, liability, costs, including attorney’s fees, resulting directly or indirectly form any claim or demand against FT Interactive by a third party arising out of or related to the accuracy or completeness of any Services received by Customer, or any data, information, service, report, analysis or publication derived therefrom. FT Interactive shall not be liable for any claim or demand against Customer by a third party, except as provided in Section 9.

(d) Neither party shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

6. Proprietary information

(a) FT Interactive shall treat as confidential and shall not knowingly copy or duplicate (other than for use as emergency back-up and in the normal course of performing processing on FT Interactive’s computer facility) or knowingly disclose to any person or organization any confidential information which is submitted by Customer for processing.

(b) Customer acknowledges that the data and information contained in the Services constitute copyrighted, trade secret or proprietary information of substantial value to FT Interactive or its suppliers (collectively the “Proprietary Information”). Customer shall treat Proprietary Information as proprietary and shall not divulge, nor permit any of its employees or agents to divulge, any Proprietary Information to any person, except as expressly permitted under Section 7 of this Agreement.

(c) The provisions of Sections 6 and 7 shall survive until Customer provides FT Interactive an officer’s certificate that the Proprietary Information has been purged from Customer’s computer systems, and copies or portions thereof destroyed.

7. Limitations on Use of Service

(a) The Customer agrees to obtain access to the Services solely from, or to receive deliveries of the Services solely within, the United States.

(b) Customer agrees to use the Services solely for its internal use and benefit and not for resale or other transfer or disposition to, or use by or for the benefit of, any other person or organization, except as a permitted in subsection 7(c) below.

(c) Use of a Service is further limited to use by Customer’s Department in conjunction with the Application on the Computer, or temporarily on another computer system while the Computer is inoperative, or on a replacement computer system located in the United States upon advance written consent by FT Interactive, such consent not to be unreasonably withheld. The “Department”, “Application” and “Computer” for a Service is set forth in the applicable Schedule. “Department” does not include Customer’s parent organization or any affiliate or joint venture, except as expressly incorporated into the applicable Schedule. The information and data contained in the Services, or any portion thereof, (the “Data”), may not be transferred to or used on any other computer system. Customer may disseminate reports and analyses that contain “insubstantial” portions of Data by either hard copy or view only access; provided that such dissemination is for human cognition only and not for manipulation in machine readable form (“Hard Copy redistribution”). “Insubstantial” means those portions of Data which in the aggregate do not form a significant part of the Service from which they were derived, combined or revised. Other than Hard Copy redistribution, or any redistribution expressly incorporated into the applicable Schedule, no redistribution of the Data is permitted. Customer agrees to pay any incremental fee for any use it makes of the Data not expressly permitted under this Agreement or the applicable Schedule.

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(d) If so indicated on the Schedule, Customer’s use is further limited, such as limited to a particular database subset or number of securities within a Service.

(e) Customer shall not use the Services for any unlawful purpose.

8. Marks

In providing the Services FT Interactive may from time to time make reference to product names or other names or marks that FT Interactive, or its suppliers, consider proprietary (“Marks”), such as the identification numbers and descriptions of securities created by Standard & Poor’s CUSIP Service Bureau (“CSB”) and known as CUSIP Numbers and CUSIP Uniform Descriptions. The Customer acknowledges that such numbers and descriptions were created by CSB through the expenditure of considerable work, time and money. The Customer agrees to protect the proprietary and copyright position of CSB and of the American Bankers Association in such numbers or descriptions both during and after the term of this Agreement. The Customer will not transfer such numbers or descriptions, or extracts therefrom or summaries thereof, to any other person or organization. It is not intended hereby to publish any or all of such numbers or descriptions furnished hereto; provided, however, that this Section shall not be deemed to prohibit the use of such numbers and descriptions in the normal course of processing security transactions or in the normal course of business of Customer, so long as the use of such numbers and descriptions is not intended to and does not serve in any way for the purpose of the creation or maintenance of a file of CUSIP numbers or descriptions for itself or for any other person or organization and is not intended to create and maintain and does not serve in any way as a substitute for any CUSIP service offered generally by CSB. Customer shall not use the Marks alone or in connection with other words, without the consent of FT Interactive or the relevant supplier as applicable.

9. Patent, Copyright and Proprietary Rights

(a) FT Interactive will defend any action instituted against Customer to the extent that it is based upon the claim that the use of the Services, or a portion thereof, directly infringes upon a United States patent, copyright or other proprietary right, and FT Interactive will pay all costs and damages attributed to such claim and finally awarded against Customer; provided that (i) Customer promptly notifies FT Interactive of such action and gives FT Interactive sole authority and all information and assistance (at FT Interactive’s expense) to defend or settle such claim, (ii) such claim does not arise out of the use of Services when used in a manner not intended or with an unauthorized modification or misused, and (iii) any such costs and expenses were incurred with FT Interactive’s written authorization.

(b) If such claim has occurred, or in FT Interactive’s opinion is likely to occur, FT Interactive may, at its election and expense, either obtain for Customer the right to continue using the Services at Issue or replace or modify the same so they become non-infringing. If neither of the foregoing alternatives is reasonably available, Customer agrees to discontinue use of said Services.

(c) This Section 9 sets forth the exclusive remedy of Customer against FT Interactive or any of its suppliers for patent, copyright or other proprietary right infringement.

10. Termination

(a) This Agreement shall be effective as of the date shown above and shall continue until written notice given to the other party that each and every Schedule of Services hereunder has been terminated in accordance with the terms of this Agreement.

(b) Upon failure of a party to comply with any material provision of this Agreement, the other party may terminate this Agreement on thirty (30) days written notice thereof if such material breach is not cured within such thirty day period.

11. General

(a) This Agreement and the applicable Schedule(s) constitute the entire understanding of the parties with respect to the Services and supersedes all prior or collateral agreements, or understandings. No waiver or modification shall be valid or binding unless in writing and signed by the party to be charged thereby. The Customer acknowledges that in executing this Agreement, it has not relied on any representation by FT Interactive or its employees or agents other than those incorporated herein, and further it has had the time and opportunity to obtain the advice of legal counsel concerning the terms and conditions hereof.

(b) The laws of the State of New York shall govern the construction and interpretation of this Agreement.

(c) No assignment (as that term is defined in the Investment Advisers Act of 1940) of a party’s rights or obligations under this Agreement may be effectuated without the prior written consent of the other party; provided, however, that FT Interactive may assign this Agreement and any of its rights hereunder to any affiliate of FT Interactive; and provided further, that FT Interactive’s consent to an assignment of this Agreement by Customer shall not be unreasonably withheld, except in the event that the proposed assignment is to a competitor or customer of FT Interactive, in which case FT Interactive may withhold its consent to assignment in its sole discretion. Customer acknowledges and agrees that (i) a transfer by operation of law or otherwise of Customer’s interest in this Agreement and (ii) a Change of Control affecting Customer shall be deemed to constitute an assignment by Customer of Customer’s rights, duties and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. The rights under this Agreement shall inure to the benefit of any third party holding any rights, interest or title in the Proprietary Information, or the property from which the Proprietary Information was derived. For purposes hereof, “Change of Control” shall mean, with respect to any entity, a transfer (whether in a single transaction or a series of related transactions) of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity.

(d) Wherever possible the provisions of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if prohibited or invalid, such provision shall only be ineffective to the extent required by law, without invalidating (to the extent possible) the intent of or remainder of such provision or other provisions.

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g) From time to time Customer may desire to test and evaluate certain additional Services and/or expand the scope of a Service to which a Customer already subscribes (e.g., increasing the frequency of delivery or receiving a new Service). Interactive is willing to provide sample data, information or software from such additional Services (the “Test Data”) to Customer at no charge for a limited period of time (in no event to exceed thirty (30) days), in a mutually satisfactory form and frequency, provided that:

1. Customer will use the Test Data solely for the purpose of evaluating the Test Data and Interactive’s Services within Customer’s own organization and not for redistribution to any third party, or for any actual use in determining the net asset value of any portfolio or for any other productive purpose. Interactive, within its sole discretion and without further notice, may discontinue providing such Test Data at any time.

2. The Test Data, and the results of any test using the Test Data, are Proprietary Information hereunder, and the provisions of Sections 4, 5, 6, 7, 8, 9 and 11 of this Agreement apply to the use of the Test Data. Upon Interactive’s request, and in any event after the expiration or termination of the test, Customer shall cease all use of the Test Data, and purge the Test Data and any copies thereof from its computer system. Customer shall return the Test Data (if delivered in a fixed medium), or supply a certificate of destruction thereof, upon Interactive’s request.

Interactive will provide Test Data under cover of a letter referencing this Section. Any use of Services containing the Test Data outside of the scope of this Section 11(g) or for a period beyond 30 days must be on an appropriate Schedule, and is subject to incremental fees.

(h) Interactive is a registered investment adviser. Pursuant to the provisions of the Investment Advisers Act of 1940, Interactive offers to supply Customer with Part II of Interactive’s Securities and Exchange Commission Form ADV upon written request of Customer.

IN WITNESS WHEREOF, the parties hereto have signed by their authorized representatives.

Customer	Pilgrim Investments Inc.	INTERACTIVE DATA CORPORATION
(print or type)
By:	/s/ James Hennessy	By:	/s/ Earl Humphrey

Name:	James Hennessy	Name:	EARL HUMPHREY
(print or type)			(print or type)

Title:	EVP	Title:	REGIONAL SALES DIRECTOR

Schedule of Data Services Accessed via Bloomberg Commencement Date: March 1, 2000

Under the terms and conditions of the Services Agreement (the “Agreement”) dated March 1, 2000, Contract Number LA-103000DL, effective as of the Commencement Date Interactive Data Corporation, located at 22 Crosby Drive, Bedford, MA 01730, as agent for its affiliate, Muller Data Corporation (collectively, “Interactive”), agrees to make the data and information described below (“Services” under the Agreement) available to ING Pilgrim Investments, LLC, (“Customer”) located at 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258-2034, via Customer’s Bloomberg terminals (“Bloomberg Terminals”) using exclusively non-portfolio Bloomberg applications (“Bloomberg Applications”) for use by Customer in the manner described herein. Capitalized terms used in this Schedule and not otherwise defined in this Schedule shall have the meanings ascribed to them in the Agreement.

1.                 Services Description: The Services are comprised of the following types of bond data and information (“Data”) maintained by Interactive and accessed by Customer’s Users (as defined below) via Bloomberg Terminals for use by such Users exclusively on a “View Only” (as defined below) basis in conjunction with the Bloomberg Applications: municipal bond evaluations, municipal high yield evaluations, municipal securities descriptive information, corporate investment grade securities evaluations, MBS evaluations, ARM evaluations, CMO evaluations and SBA evaluations. For purposes of this Schedule, “User” means a natural person acting in an individual capacity who is an employee or agent of Customer and “View Only” access means that Users shall only be able to view Data made available to them via the Services using the Bloomberg Applications, but shall not be authorized to download, copy, transfer or otherwise remove any portion of such Data from the applicable Bloomberg Applications or export or import any portion of such Data from or into Excel Spreadsheets, Software Accounting Packages, Trading Systems, or any other application.

2.                 License: Interactive hereby grants each of the five (5) Users identified on Appendix A a non-exclusive, non-transferable, limited license to use the Data accessed by such Users via the Bloomberg Terminals identified on Appendix A exclusively on a View Only basis in conjunction with the Bloomberg Applications. For purposes of this Schedule only, the limitations on use of the Services described in the first three (3) sentences of Section 7(c) of the Agreement shall not apply.

3.                 Data: Customer’s Users may access the Data selected by customer with regard to each User/Terminal as identified on Appendix A.

4.                 Fees: In consideration of Customer’s subscription to Interactive’s FundRun Service pursuant to the FundRun Schedule of Data Service with a Commencement Date of March 2000 (the “FundRun Schedule”), Interactive agrees to provide the Services contemplated by this Schedule to Customer at no charge.

5.                 Evaluated Data: The following provisions shall apply with regard to all evaluated Data made available to Customer by Interactive via Bloomberg Terminals:

A.            Fixed income securities (“FIS”) are complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations*) available to generate approximations of their market value, and there is significant professional disagreement about which is best. No evaluation method, including those used by Interactive, may consistently generate approximations that correspond to actual “traded” prices of the instruments.

B.            Interactive’s methodologies used to provide the pricing portion of the Service generate FIS evaluations; however, Customer acknowledges that there may be errors or defects in

Interactive’s software, database, or methodologies that cause resultant evaluations to be inappropriate for use in certain customer applications.

C.            Customer agrees that it assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of use of evaluations and other pricing data provided via the Service in Customer applications, regardless of any efforts made by Interactive in this respect. Customer agrees to take and pay for the Service as made available, and to hold Interactive completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the Service.

*   Individual security evaluations are used for miscellaneous issues that may not fit into any of Interactive’s current evaluation models. These issues are evaluated on a case by case basis. Interactive’s evaluators concentrate on integrity within both market sector and issuer, examine the individual characteristics of each issue, and confer with broker/dealers and other information sources. Market sources are contacted by Interactive’s evaluators when appropriate for the particular issue. These issue types include but are not limited to non-investment grade issues and issues with special terms and conditions.

6.                   Term:  Subject to earlier termination in the manner described in the Agreement, this Schedule shall commence as of the Commencement Date set forth above and shall continue to each successive annual anniversary of the Commencement Date until terminated by either party effective as of any anniversary of the Commencement Date upon not less than thirty (30) days’ prior written notice of termination to the other party; provided, however, that in the event of the cancellation, termination or non-renewal of the FundRun Schedule by either party for any reason, this Schedule shall terminate effective on the effective date of the cancellation, termination or non-renewal of the FundRun Schedule.

IN WITNESS WHEREOF, the parties have signed below by their authorized representatives, incorporating this Schedule into the Agreement as of the Commencement Date.

INTERACTIVE DATA CORPORATION		ING PILGRIM INVESTMENTS, LLC

Signed:	/s/ Earl Humphrey	Signed:	/s/ Edwin S. Shriver

Name:	Earl Humphrey	Name:	Edwin S. Shriver

Title:	Regional Sales Director	Title:	Sr VP

Date:	5-10-01	Date:	5/8/01

APPENDIX A

Data Available via the Services

Description of Services

Customer desires access to the Data indicated below:

Data
☒	Municipal Evaluations
☐	Municipal High Yield
☐	Municipal Descriptive Data
☒	Corporate Bond Evaluations
☒	MBS/SBA Evaluations
☐	ARMs Evaluations
☒	CMO Evaluations

User/Terminal

The Services identified in the table above shall be made available to Customer only via the following Bloomberg Terminals - serial numbers: 727484, 525070, 870497, 757385, 827266, 794059, 801549, 803911, 814363 for use by not more than one (1) User per terminal.

ACCT#599X

FundRun Schedule of Data Services Commencement Date: February 3, 2003

Under the terms and conditions of the Services Agreement dated March 1, 2000, Agreement Number LA-10300DL ( the “Agreement”) between FT Interactive Data Corporation 22 Crosby Drive, Bedford Massachusetts, 01730 (“FT Interactive”) and ING Investments LLC, (the “Agent”, on behalf of the Customers, as defined below), located at 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258-2034, FT Interactive agrees to provide the services described below (“Services” under the Agreement) to the Customers. In the event of a conflict between the terms of this Schedule and the terms of the Agreement, the terms of this Schedule shall control.

1.  Service Description:  FT Interactive’s FundRun Service provides customers with access to current day prices, corporate actions, compliance and reorganization data, and Fair Value Information, for consideration by a customer in connection with its calculation of a mutual fund’s net asset value or “NAV”. For purposes of this Schedule, “Fair Value Information” shall mean any or all of the data components for international equity securities which have been collected or calculated by FT Interactive in connection with its Fair Value Information Service, and which: (i) have been exchange traded for a sufficient period of time outside of North America and (ii) have experienced sufficient trading volume on the relevant international exchanges, in the case of both (i) and (ii) for FT Interactive to have developed what it deems to be an appropriate Fair Value Information database as to the security or securities in question.

2.  Charges:  In consideration of the Services, the Customers agree to pay FT Interactive a minimum fixed annual fee of $260,000 (the “Base Fee”), payable monthly in arrears, pursuant to which the Customers’ Approved Funds Processors (as defined below) and the Agent shall be permitted to access Fair Value Information, in the aggregate, for up to 730 unique securities (the “Budget,” comprised of a base of 695 unique securities and an overage allowance of approximately 5%, or 35 additional unique securities) per Business Day (as defined below) during each Contract Year. In addition, the Customers shall pay to FT Interactive excess fees in respect of any Fair Value Information access in excess of the Budget (the “Excess Fees”), at a rate of $.80 per security per day. The Base Fee and Excess Fees are referred to herein collectively as the “Fees” or “Fee.” No Fee refund or discount will be given for Fair Value Information access below the Budget. For the avoidance of doubt, it is understood that all of the Approved Funds Processors set forth on Appendix A hereto, on behalf of all of the Customers, shall draw from a single Budget. In the event the Customers fail to pay any Fees when due (subject to any applicable grace or cure period), FT Interactive shall be entitled, should it so elect, to deal only with the Agent and the Agent shall pay the Fees.

Within 10 days following the end of each calendar month, the Agent, on behalf of the Customers, will provide FT Interactive with a written report, substantially in the form of Appendix B hereto, which shall set forth for each Business Day of the immediately preceding month: (i) the number of securities contained within all of the Customers’ files delivered to FT Interactive for processing; and (ii) the Excess Fees payable to FT Interactive. FT Interactive will invoice the Agent quarterly for Excess Fees, which shall be due and payable within thirty (30) days after receipt of invoice.

3.  Contracting Parties:  For purposes of this Schedule, the term “Customer” means each of the named mutual funds set forth on Appendix C (without regard to whether such mutual fund is a corporation or business trust or series thereof) and this Schedule shall be deemed to be a separate contractual agreement between FT Interactive and each Customer with respect to the Services provided by FT Interactive hereunder. Additional mutual funds may be added to the Schedule as Customers (each an, “Additional Customer”) subject to: (i) FT Interactive’s prior written consent, including such additional terms and conditions as FT Interactive may require; (ii) amendment of Appendix C to add each such Additional Customer; and (iii) each such Additional Customer executing a counterpart signature page to this Schedule. With respect to each Customer that is a Massachusetts business trust organized under M.G.L.c 182, a copy of the Agreement and Declaration of Trust for that Customer is on file with the Secretary of The Commonwealth of Massachusetts. FT Interactive understands that the Agreement and Declaration of Trust has been executed on behalf of the Customer by the trustees of such Customer in their capacity as trustees, and not individually. The obligations of this Schedule shall be binding upon the assets and property of each Customer and shall not be binding upon any trustee, officer or shareholder of the Customer individually.

FT Interactive acknowledges that each Customer is solely responsible for its own obligations. FT Interactive will not seek to hold any Customer liable hereunder for the obligation of any other Customer.

The Customers hereby designate the Agent as their duly authorized agent to receive and send notices hereunder, to receive and process invoices, and to transmit Fee payments to FT Interactive on the Customers’ behalf. FT Interactive shall send a single Fee invoice to the Agent. The Customers shall then be responsible for allocating the Fees among themselves. The Agent shall be the Customers’ sole and exclusive interface with FT Interactive for all administrative purposes, provided, however, nothing contained herein is intended in any way to limit FT Interactive’s or the Customers’ rights or remedies under the Agreement or this Schedule, except as otherwise expressly set forth herein.

4.            License: The Customers’ use of the Fair Value Information shall be subject to and governed by the provisions of Section 7 of the Agreement.

5.            Access and Delivery Method: The Fair Value Information will be processed on the Customers’ behalf by the Agent or by the Approved Funds Processors set forth on Appendix A. The Customers shall cause the Agent and Approved Funds Processors to deliver holdings files to FT Interactive on each business day that the Customers are obligated to publish NAVs (each, a “Business Day”). FT Interactive shall populate the Customers’ holdings files with the particular Fair Value Information requested by the Customers, the Agent or an Approved Funds Processor, to the extent available to FT Interactive, and shall retransmit the processed holdings files to the Agent or Approved Funds Processors, as applicable. FT Interactive shall provide or make available processed holdings files to the Agent and Approved Funds Processors via such primary and, if applicable, backup delivery methods as they have selected. For purposes hereof, an “Approved Funds Processor” shall mean a third-party funds processor that has (i) been engaged by or on behalf of the Customers to perform certain processing activities on their behalf, and (ii) entered into a written agreement with FT Interactive governing such processing activities.

6.            Additional Provisions Applicable to Fair Value Information: A general description of FT Interactive’s Fair Value Information Service, including a non-technical overview of FT Interactive’s methodologies used therein (the “Methodologies”), is attached hereto as Appendix D (the “Methodology Sheet”). FT Interactive represents and warrants that (a) the Methodology Sheet fairly sets forth a description of the Methodologies as of the date hereof, but is not intended to, nor does it, contain all of the proprietary and non-public technical aspects of the Methodologies, and (b) its Fair Value Information is and will continue to be developed by use of the Methodologies described in the Methodology Sheet as revised from time to time. The Agent and the Customers acknowledge that the Methodologies may change at any time in FT Interactive’s sole discretion, provided, however, that FT Interactive will only change the Methodologies in a manner which is designed to improve the Fair Value Information Service, or which in FT Interactive’s good faith belief does not detract from the essential purpose of the Fair Value Information Service, namely, to provide a tool designed to assist the Customers in their determination of estimated liquid market prices for foreign exchange-traded issues for which market quotations are not “readily available” at 16:00 Eastern Time.

Notwithstanding the foregoing, in the event that FT Interactive determines to revise the Methodologies to cease utilizing multi-factor regression derived coefficients for individual securities, FT Interactive will use commercially reasonable efforts to provide the Agent with reasonable prior written notice of such modification. If a Customer reasonably determines that the contemplated modification will have a material adverse impact on the functionality of the Services as then used by it (a “Material Adverse Effect”), then that Customer may terminate this Schedule as to itself, upon written notice given solely by the Agent to FT Interactive not less than ten (10) days after the Agent’s receipt of notice from FT Interactive as aforesaid (the “Notice Period”). No Customer shall have the right to terminate this Schedule as to the Agent or any other Customers. Notwithstanding any partial termination of this Schedule by one or more Customers for a Material Adverse Effect, this Schedule shall remain in full force and effect as to the Agent and the remaining Customers, without any reduction in the Fees set forth herein. In the event all of the Customers determine to terminate this Schedule due to a Material Adverse Effect, the Agent must provide FT Interactive, within the Notice Period, with written notice of termination of this Schedule, in its entirety, as to the Agent and all of the Customers then remaining. In the event of termination of this Schedule as to all of the Customers, FT Interactive shall refund to the Agent any prepaid and unused Fees then existing. FT Interactive shall not be obligated to allocate refunded Fees on a per Customer basis.

To the extent that the Customers desire periodic updates of the Methodologies, FT Interactive shall use commercially reasonable efforts to provide such information to the Agent promptly at the Agent’s request, but not more frequently than quarterly. The Customers and the Agent hereby agree that all such disclosure shall be subject to the terms and conditions of that certain Non-Disclosure Agreement (the “NDA”) between the Agent and FT Interactive dated as of June 26, 2002 and the Customers hereby adopt and agree to be bound by the NDA for such purposes. The Customers and the Agent acknowledge that the Methodology Sheet and any additional information provided to the Customers or the Agent by FT Interactive either orally or in writing do not constitute a representation or warranty by FT Interactive that such Methodology Sheet or information is sufficient or adequate to satisfy the Customers’ respective obligations to continuously review the appropriateness of their own fair valuation procedures.

Many methodologies can be utilized to calculate Fair Value Information, and there is significant professional disagreement as to which method is best. The Customers and the Agent acknowledge that there may be errors or defects in FT Interactive’s software, databases, or Methodologies that may cause the resultant Fair Value Information to be inappropriate for use in certain applications and that the Customers assume all responsibility for determining the appropriateness of use of the Fair Value Information in their applications. Notwithstanding the foregoing, FT Interactive will not utilize software, databases or Methodologies that FT Interactive knows, or should reasonably know, contain errors or defects that will materially adversely affect the resultant Fair Value Information. Except in the event of gross negligence or willful misconduct on FT Interactive’s part or a breach by FT Interactive of the representation made in the immediately preceding sentence, the Customers and Agent shall not institute any suit, action or proceeding whatsoever against FT Interactive in connection with any errors or defects that may occur in FT Interactive’s software, databases or Methodologies. Subsection 5(c)(iii) below shall not be construed to preclude a Customer’s right to recover against FT Interactive pursuant to the immediately preceding sentence; provided, however, any suit instituted pursuant to the immediately preceding sentence shall remain subject to the limitations of liability set forth in Subsections 5(a) and 5(d) of the Agreement. Nothing contained herein shall be construed to impair or limit the limitations of liability applicable to FT Interactive’s suppliers set forth in the Agreement, including, but not limited to, Sections 5 and 9.

In lieu of Subsection 5(c) of the Agreement, the parties agree as follows, solely for purposes of this Schedule:

(i)            The Customers and the Agent shall indemnify and hold FT Interactive and its suppliers completely harmless from the against any and all losses, damages, costs and liabilities, including reasonable attorney’s fees, resulting directly or indirectly from any claim or demand against FT Interactive and/or its suppliers by a third party arising out of or related to the accuracy or completeness of the Services, or any data, information, service, report, analysis or publication derived therefrom, including, but not limited to, claims by any third party that a Customer’s use of the Fair Value Information is inappropriate, inaccurate or damaging in a given circumstance. Notwithstanding the foregoing. FT Interactive shall not be entitled to indemnification hereunder in the event of its own gross negligence or willful misconduct. FT Interactive shall use commercially reasonable efforts to provide the Agent with prompt notice of any claim for which FT Interactive intends to seek indemnification from the

Customers and the Agent; provided, however, FT Interactive’s right to such indemnification shall not be contingent upon such notice. FT Interactive shall act in good faith and in a commercially reasonable manner in connection with any matter for which it seeks indemnification from the Customers and the Agent. Notwithstanding anything to the contrary in its contract with an Approved Processor, FT Interactive agrees that it will not seek from an Approved Processor greater indemnification with respect to claims involving the Customers and the Agent than FT Interactive would be entitled to seek against the Customers and the Agent directly pursuant to this Schedule.

(ii)           FT Interactive confirms that the limitation of liability set forth in the second sentence of Subsection 5(a) of the Agreement shall not apply to any action covered by Section 9 of the Agreement.

(iii)          FT Interactive shall not be liable for any claim or demand against the Customers or the Agent by a third party, except as provided in Section 9 of the Agreement.

Claims for indemnification hereunder for the losses, damages, costs and liabilities, including reasonable attorney’s fees, resulting directly or indirectly from any claim or demand against FT Interactive or its suppliers by a third party, for which indemnification may be sought hereunder, and intellectual property infringement-related claims for which the Customers may seek relief from FT Interactive pursuant to Section 9 of the Agreement, are not subject to the limitations of subsection 5(d)(i) of the Agreement.

7.            Supplemental Proprietary Information Provisions Applicable to Fair Value Information: The Customers and the Agent acknowledge that the Services, the Fair Value Information, all related Fair Value Information formats, all Fair Value Information delivery methods, the information contained in the Fair Value Information, all related documentation and all information, software, computer programs, and computer software programs in both source and object code form contained in or used to generate the Fair Value Information (collectively, the “Proprietary Information”) are and shall remain the exclusive property of FT Interactive or its suppliers, as the case may be, and are patented, copyrighted, trade secret and/or proprietary information of substantial value to FT Interactive and/or its suppliers. The Customers and the Agent shall treat all Proprietary Information as proprietary and shall not divulge or disclose, or permit any of its employees or agents to divulge or disclose, any Proprietary Information to any person, except as expressly permitted under this Schedule or the Agreement, or as required by law, any such disclosure to be on a confidential basis. The Customers and the Agent further acknowledge that nothing in this Schedule or any course of conduct between FT Interactive and the Customers and/or the Agent shall be deemed to grant the Customers and/or the Agent any rights in or to all or any portion of the Proprietary Information, except for the nonexclusive, nontransferable limited license granted to the Customers to use the Fair value Information as set forth in this Schedule or the Agreement. The Customers and the Agent acknowledge that FT Interactive would be irreparably harmed by violation of this provision. Accordingly, FT Interactive shall be entitled to an injunction or other decree of specific performance with respect to any violation hereof (without any need to show specific irreparable injury and without any bond or other security being required), in addition to all other available remedies. This provision shall continue in full force and effect notwithstanding the lack of a continuing relationship between the parties.

During the term of this Schedule, the Customers may maintain a historical database of the Fair Value Information for purposes of complying with applicable law and, notwithstanding the provisions of Subsection 6(c) of the Agreement, the Customers may continue to maintain the database following termination of this Schedule, for purposes of complying with applicable law, provided that the Customers shall not to make any commercial use of the Fair Value Information retained pursuant hereto.

8.            Term: In accordance with the provisions of the Agreement, the term of this Schedule shall commence on the Commencement Date and, unless sooner terminated as provided in the Agreement, shall continue thereafter from Contract Year (as defined below) to Contract Year, subject to termination by either FT Interactive or the Customers effective on any anniversary of the Commencement Date upon not less than thirty (30) days’ prior written notice to FT Interactive or the Agent, as applicable. “Contract Year” shall mean the first twelve calendar months following the Commencement Date and each subsequent period of twelve months. FT Interactive reserves the right in its sole discretion immediately to terminate this Schedule if FT Interactive’s agreement with an Approved Funds Processor terminates for any reason.

8a. Contract Buyout: Notwithstanding anything herein to the contrary, this Schedule may be terminated as to all (but not less than all) of the Customers, without cause, upon not less than thirty (30) days prior written notice given to FT Interactive by the Agent; provided, however, in the event of such termination, the Customers and the Agent shall pay to FT Interactive a lump sum equal to the Base Fee due for the remainder of the Contract Year.

9.            Other Provisions Applicable to This Schedule: For purposes of this Schedule, Section 6(a) of the Agreement is hereby superseded by the following: FT Interactive shall treat as confidential and shall not copy or duplicate (other than for use as emergency back-up and in the normal course of performing processing on FT Interactive’s computer), disclose to any person or organization, or trade on or otherwise use for its own purposes unrelated to this Schedule, any information which is confidential in nature (“Confidential Information”) and which is submitted to FT Interactive by or on behalf of the Customers. FT Interactive shall not be liable for the disclosure of any Confidential Information that: (i) is in the public domain at the time of disclosure; (ii) was in the possession of or demonstrably known by FT Interactive prior to its receipt from the Customers; (iii) is independently developed by FT Interactive without use of any Confidential Information provided by the Customers; or (iv) becomes known to FT Interactive from a source other than the Customers, without breach of FT Interactive’s obligations under this Schedule. Further, FT Interactive may disclose Confidential Information if such disclosure is required by applicable law, any such disclosure by FT Interactive to be on a confidential basis. Notwithstanding the foregoing, the Customers acknowledge that FT Interactive’s disclosure to any suppliers of the Data of (i) the existence of this Schedule, and/or (ii) the terms and conditions governing the availability of the Data to the Customers shall not constitute a breach of the confidentiality provisions of this Schedule.

The Agent and the Customers are expressly permitted to disclose the existence of this Schedule (but not its terms) to third parties.

The parties hereto acknowledge that this Schedule has been the subject of extensive negotiations between the parties, each represented by counsel, and is understood and agreed to.

IN WITNESS of the parties’ signatures below by their respective authorized representatives, this Schedule is incorporated into the Agreement as of the Commencement Date.

“FT INTERACTIVE”		“THE AGENT”

FT INTERACTIVE DATA CORPORATION		ING INVESTMENTS, LLC

By:	/s/ Earl T. Humphrey	By:	/s/ Michael J. Roland

Name:	Earl T. Humphrey	Name:	Michael J. Roland

Title:	Regional Sales Director	Title:	EVP/CFO

“THE CUSTOMERS”

		By:	/s/ Michael J.Roland

		Name:	Michael J.Roland

		Title:	EVP/CFO

Duly authorized is execute and deliver this Schedule on behalf of each Customer set forth on Appendix C hereto.